Exhibit 10.3

FOURTH AMENDMENT TO

AMENDED AND RESTATED SENIOR SECURED DEBENTURE

This FOURTH AMENDMENT TO AMENDED AND RESTATED SENIOR SECURED DEBENTURE (this “Amendment”) is made and entered into effective as of October 12, 2010 by and between Black Raven Energy, Inc. (formerly known as PRB Energy, Inc.), a Nevada corporation (“Parent”), and West Coast Opportunity Fund, LLC, a Delaware limited liability company (“WCOF”).

Recitals:

A.            Parent and WCOF are parties to that certain Amended and Restated Senior Secured Debenture dated February 2, 2009 in the original principal amount of $18,450,000 (as amended, the “Debenture”).

B.            On April 13, 2009, an Agreement Regarding New Equity Raise Under the Modified Second Amended Joint Plan of Reorganization (the “New Equity Raise”) was executed by and among the Parent, WCOF and the Official Committee of Unsecured Creditors Appointed by the Bankruptcy Court in the Company’s Bankruptcy Case, whereby certain provisions of the Debenture were amended, including the maturity date of the Debenture being extended to December 31, 2011.

C.            On October 1, 2009, Parent and WCOF entered into that certain Amendment of Amended and Restated Senior Secured Debenture, whereby $50,000 of accrued interest was added to the Principal balance of the Debenture, which increased the Principal balance of the Debenture to $18,500,000.

D.            On January 10, 2010, Parent and WCOF entered into that certain Second Amendment of Amended and Restated Senior Secured Debenture, whereby the maturity date of the Debenture was extended to June 30, 2013 subject to Parent raising at least $25 million in a new common equity offering by February 12, 2010.  Parent did not raise $25 million by February 12, 2010, therefore the maturity date of the Debenture was not extended.

E.             On July 23, 2010, Parent and WCOF entered into that certain Third Amendment of Amended and Restated Senior Secured Debenture (the “Third Amendment”), whereby accrued interest was added to the Principal balance of the Debenture, all interest payments on the Debenture were deferred until December 31, 2011, and certain provisions with respect to Events of Default were amended.

F.             On July 23, 2010, Parent entered into a Farmout Agreement with Atlas Resources, LLC (“Atlas”), whereby Parent and Atlas agree to drill oil and gas wells in certain areas of Colorado and Nebraska (the “Farmout Agreement”).

G.            Parent and WCOF desire to amend certain provisions of the Debenture as provided herein.

Agreement:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendment of Debenture.

(a)           Maturity Date.  The Maturity Date of the Debenture is hereby extended to January 15, 2014 (as of which date all of the outstanding Principal, accrued Interest, and any other amounts due under the Debenture shall be due and payable in full).

(b)           Interest.  Notwithstanding anything to the contrary set forth in the Debenture, except with respect to Default Interest, effective as of the date hereof:

(i)        Parent shall pay Interest on any outstanding Principal to WCOF at a rate equal to five percent (5%) per annum payable in shares of common stock of Parent in an amount based on a share price of $2.00 per share (the “Stock Interest”).  The Stock Interest shall be due and payable to WCOF quarterly in arrears on the last day of each calendar quarter, commencing with the calendar quarter ending on December 31, 2010.

(ii)       In addition to the Stock Interest, Parent shall pay Interest on any outstanding Principal to WCOF at a rate equal to five percent (5%) per annum payable in cash (the “Cash Interest”).  The Cash Interest (offset by any Farmout Fee as defined and set forth below) shall be due and payable to WCOF in arrears on the Maturity Date of the Debenture.  For avoidance of doubt, notwithstanding anything to the contrary set forth in the Debenture, including the deferral of interest payments until December 31, 2011 as set forth in the Third Amendment, and except for the payment of the Farmout Fee set forth in Section 1(b)(iii) below, no payment of Cash Interest shall be due until the Maturity Date.

(iii)      Parent shall pay $5,000 to WCOF (the “Farmout Fee”) promptly upon Parent’s receipt of a Well-Site Fee (as defined in the Farmout Agreement) from Atlas in accordance with the Farmout Agreement.  The payment of any Farmout Fee to WCOF shall offset the amount of Cash Interest due to WCOF under the Debenture.

2.             Miscellaneous.  Except as expressly modified by this Amendment, (a) no other term or provision of the Debenture shall be modified or amended, and (b) the Debenture shall remain in full force and effect in accordance with its original terms and is hereby ratified and confirmed by Parent and WCOF.  All capitalized terms used herein and not defined shall have the meaning assigned to them in the Debenture.  This Amendment may be executed in one or more counterparts, each of which may be delivered by facsimile or other electronic transmission and shall be deemed an original, all of which together shall constitute one and the same instrument.  This Amendment will be governed by and construed under the laws of the State of Colorado, without giving effect to conflicts of laws principles.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

WCOF:		Parent:

West Coast Opportunity Fund, LLC		Black Raven Energy, Inc.

By:	/s/ Atticus Lowe	By:	/s/ William F. Hayworth
Name: Atticus Lowe		Name: William F. Hayworth
Title: Chief Investment Officer of Managing Member		Title: President